Exhibit 4.8

AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT

by and among

HORNBECK OFFSHORE SERVICES, INC.

and

THE OTHER PARTIES TO THIS AGREEMENT

Dated as of [•], 2024

Exhibits

Exhibit A – Joinder Agreement

AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT (this “Agreement”), dated as of [•], 2024 (the “Effective Date”), is entered into by and among Hornbeck Offshore Services, Inc., a Delaware corporation (the “Corporation”), and each of the Securityholders (as defined below).

RECITALS

WHEREAS, the Corporation and the Securityholders entered into that certain Securityholders Agreement of the Corporation, dated as of September 4, 2020 (as amended by that certain Amendment No. 1 to Securityholders Agreement, dated as of December 2, 2021, and that certain Amendment No. 2 to Securityholders Agreement, dated as of July 7, 2023 (as amended, the “Original Securityholders Agreement”));

WHEREAS, the Corporation is currently contemplating an underwritten initial public offering (the “IPO”) of shares of its Common Stock;

WHEREAS, pursuant to Sections 2.2(a)(ii) and 8.10(b) of the Original Securityholders Agreement, the Original Securityholders Agreement may be amended (including restated) by an instrument in writing executed by the Securityholders beneficially owning at least 75% of the Fully Diluted Securities (as defined herein), which must include each Appointing Person (as defined herein);

WHEREAS, the undersigned Securityholders are Appointing Persons and beneficially own at least 75% of the Fully Diluted Securities in the aggregate;

WHEREAS, in connection with, and effective immediately prior to effectiveness of the registration statement on Form 8-A filed by the Corporation in connection with the IPO, the Corporation and the undersigned Securityholders wish to amend and restate the Original Securityholders Agreement to set forth certain understandings between such parties, including with respect to certain governance matters; and

NOW THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows effective as of the Effective Date:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used herein, the following terms have the following meanings:

“Affiliate” has the meaning specified in the Certificate of Incorporation.

“Applicable Law” has the meaning specified in the Certificate of Incorporation.

“Appointing Person” has the meaning specified in the Certificate of Incorporation.

“Appointing Person Designee” has the meaning specified in the Certificate of Incorporation.

“Ares” means, collectively, (i) ASSF IV HOS AIV 1, L.P., (ii) ASOF HOS AIV 1, L.P., (iii) ASSF IV HOS AIV 2, L.P, (iv) ASOF HOS AIV 2, L.P., (v) ASSF IV AIV B, L.P., (vi) ASSF IV AIV B Holdings III, L.P., (vii) ASOF Holdings I, L.P., (viii) ASOF II Holdings I, L.P., (ix) ASOF II A (DE) Holdings I, L.P., (x) the two entities listed on Schedule 1 hereto and (xi) each of their Affiliates that is or becomes a Securityholder in accordance with this Agreement.

“Board” means the board of directors of the Corporation.

“Board Designees” has the meaning specified in the Certificate of Incorporation.

“Business Day” means any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York City, New York are not required to be opened.

“Bylaws” means the Sixth Amended and Restated Bylaws of the Corporation, as in effect on the date hereof and as the same may be amended and/or restated from time to time in accordance with the terms thereof.

“Certificate of Incorporation” means the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as in effect on the date hereof and as the same may be amended and/or restated from time to time in accordance with its terms.

“Chief Executive Officer” means the duly appointed and acting Chief Executive Officer of the Corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.00001 per share, of the Corporation.

“Corporation Securities” has the meaning specified in the Certificate of Incorporation.

“Director” means any director of the Corporation.

“Director Designation Rights” has the meaning specified in the Certificate of Incorporation.

“Excess Shares” has the meaning specified in the Certificate of Incorporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Fully Diluted Securities” has the meaning specified in the Certificate of Incorporation.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board and, when applicable, rules of the Commission or in such other statements by such other entity as have been approved by a significant segment of the accounting profession that are in effect from time to time, applied on a consistent basis for the periods involved.

“Highbridge” means, collectively, (i) 1992 Master Fund Co-Invest SPC- Series 1 Segregated Portfolio, (ii) Highbridge Tactical Credit Master Fund, LP, (iii) Highbridge SCF Special Situations SPV, LP, (iv) Highbridge Tactical Credit Institutional Fund LTD, and (v) each of its Affiliates that is or becomes a Securityholder in accordance with this Agreement.

“Joinder Agreement” means an agreement in the form of Exhibit A hereto entered into from time to time between the Corporation and any Person who acquires any Corporation Security after the date hereof who is not already a party to this Agreement.

“Jones Act” has the meaning specified in the Certificate of Incorporation.

“Jones Act Compliance” means compliance by the Corporation with the U.S. citizenship requirements of the Jones Act to be eligible to own and operate U.S. Vessels in U.S. Coastwise Trade or to obtain a coastwise endorsement.

“Jones Act Warrant Agreement” has the meaning specified in the Certificate of Incorporation.

“Jones Act Warrants” has the meaning specified in the Certificate of Incorporation.

“Minimum Threshold” has the meaning specified in the Certificate of Incorporation.

“Necessary Action” means:

(i) with respect to the Corporation and a specified result, all actions (to the extent such actions are not prohibited by Applicable Law and are within such party to this Agreement’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Corporation’s Directors may have in such capacity) necessary to cause such result, including (a) calling meetings of stockholders, (b) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, if applicable, in each case, with respect to shares of Common Stock, and facilitating the collection or processing of such ballots, proxies, consents, or instruments, (c) executing agreements and instruments, (d) making, or causing to be made, with any government, governmental department or agency, or political subdivision thereof, all filings, registrations, or similar actions that are required to achieve such result, (e) nominating or appointing, or taking steps to cause the nomination or appointment of, certain Persons (including to fill vacancies) and providing the highest level of support for the election or appointment of such Persons to the Board or any committee thereof, including in connection with the annual or special meeting of stockholders of the Corporation, and (f) assuring Jones Act Compliance, and

(ii) with respect to a Securityholder and a specified result, including the election of Board Designees, (a) attending, in person or by proxy, all meetings of the stockholders of the Corporation, and (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock held by such Securityholder, in each case, necessary to cause such result.

“Non-U.S. Citizen” means any Person who is not a U.S. Citizen.

“Officer” means an officer of the Corporation.

“Organizational Documents” means, collectively, each of this Agreement, the Bylaws, and the Certificate of Incorporation.

“Permitted Transferee” means, with respect to any Securityholder, any Affiliate of such Securityholder and, in the case of a Securityholder that is an individual, any member of such Securityholder’s immediate family (as defined in Item 404 of Regulation S-K) and any descendant of any such Securityholder, or any trust or like vehicle solely for the benefit of one or more of the foregoing; provided that each such transferee shall execute a Joinder Agreement and shall be subject to Jones Act Compliance, including the issuance of Jones Act Warrants in lieu of Common Stock, if necessary.

“Person” means any individual, firm, partnership, limited liability or other company, corporation, joint venture or other entity, and shall include any successor (by merger, business combination or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Securityholders” has the meaning specified in the Certificate of Incorporation.

“Subsidiaries” has the meaning specified in the Certificate of Incorporation.

“Transfer” means, when used as a verb, to directly or indirectly sell, transfer, assign, convey or otherwise dispose of, and when used as a noun, any direct or indirect sale, transfer, assignment, conveyance or other disposition, including by merger, business combination, operation of law, bequest or pursuant to any domestic relations order, whether voluntarily or involuntarily; provided, that (i) with respect to any Securityholder that is a widely held “investment company” as defined in the Investment Company Act of 1940, as amended, or any publicly traded company whose securities are registered under the Exchange Act, a sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of ownership interests in such investment company or publicly traded company shall not be deemed a Transfer; and (ii) with respect to any Securityholder that is a private equity fund, hedge fund, investment vehicle, managed account (including separately managed account) or similar vehicle, any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of partnership or other ownership interests in any entity which is a pooled investment vehicle holding other material investments and which is an equityholder (directly or indirectly) of a Securityholder, or any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of partnership or other ownership interests in any general partner, manager or similar Person of such entity, shall not be deemed to be a Transfer for purposes hereof. The terms “Transferred” or “Transferring” shall have a correlative meaning.

“U.S. Citizen” means any Person which is eligible and qualified to own and operate U.S. Vessels in U.S. Coastwise Trade term pursuant to the Jones Act.

“U.S. Coastwise Trade” has the meaning specified in the Certificate of Incorporation.

“U.S. Vessel” has the meaning specified in the Certificate of Incorporation.

“Whitebox” means collectively, (i) Whitebox Caja Blanca Fund, LP Whitebox Advisors, (ii) Whitebox Relative Value Partners, L.P., (iii) Whitebox GT Fund, LP, (iv) Whitebox Multi-Strategy Partners, L.P., (v) Whitebox Credit Partners, LP Whitebox Advisors, (vi) Pandora Select Partners, L.P. Whitebox Advisors, and (vii) each of its Affiliates that is or becomes a Securityholder in accordance with this Agreement.

Section 1.2 Other Definitional and Interpretive Matters. For purposes of this Agreement, the following rules shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

(c) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(e) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(f) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g) Successor Laws. Any reference to any law or code section thereof will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified, and any and all rules or regulations promulgated thereunder.

(h) Successor Agreements. Any definition of or reference to any agreement, instrument, or document herein shall be construed as referring to such agreement, instrument, or document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

(i) Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators and successors and assigns; provided, however, that nothing contained in this Section 1.2(i) is intended to authorize any assignment or other Transfer not otherwise permitted by this Agreement.

ARTICLE II

MANAGEMENT OF THE CORPORATION AND CERTAIN ACTIVITIES

Section 2.1 Board. Each of the Securityholders, severally and not jointly, agrees with the Corporation, and only the Corporation, to take all Necessary Action to ensure that the provisions of this Article II and Article VI of the Certificate of Incorporation are fully implemented and carried out.

(a) Board Representation; Number of Directors. From and after the Effective Date, the Board shall consist of seven (7) Directors or such greater number approved by the Board and the Appointing Persons in accordance with the Certificate of Incorporation.

(i) Effective as of the Effective Date: (x) [•] and [•] shall be the initial Appointing Person Designees of Ares; (y) [•] shall be the initial Appointing Person Designee of Whitebox; and (z) [•] shall be the initial Appointing Person Designee of Highbridge.

(b) In the event that a vacancy is created at any time by the death, resignation, removal (in accordance with the Certificate of Incorporation), retirement or disqualification of any Director listed as an initial Appointing Person Designee in Section 2.1(a)(i) or designated by an Appointing Person pursuant to the Certificate of Incorporation, the Corporation agrees with each of the Securityholders, severally and not jointly, that it shall, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), take all Necessary Action to cause the vacancy created thereby to be filled in accordance with Article VI, Section 6.1(d)(v) of the Certificate of Incorporation as soon as possible unless the Securityholders have ceased to have the right under this Agreement or Article VI, Section 6.1(d)(v) to fill such vacancy, and the Corporation hereby agrees to take, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), at any time and from time to time, all Necessary Action to accomplish the same, including calling a special meeting of the Board or the stockholders of the Corporation.

(c) The Corporation agrees with each of the Securityholders, severally and not jointly, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), to take, or cause to be taken, all Necessary Action to cause the election of each Board Designee, which such Necessary Action shall include the items set forth in Article VI, Section 6.1(d)(i) of the Certificate of Incorporation. For the avoidance of doubt, the rights granted to the Appointing Persons to designate for nomination members of the Board are additive to, and not intended to limit in any way, the rights that the Appointing Persons may otherwise have to nominate, elect or remove Directors under the Certificate of Incorporation, the Bylaws or the Delaware General Corporation Law.

(d) Promptly after an Appointing Person’s beneficial ownership ceases to be equal to or greater than the applicable threshold for designation of an applicable Appointing Person Designee, such Appointing Person shall cause any such applicable Appointing Person Designee that is an employee of such Appointing Person or any of its Affiliates to tender his or her resignation to the Board.

Section 2.2 Subsidiaries. Except as set forth in the last sentence of this Section 2.2 or when the Board determines to otherwise create or approve a board of managers or similar governing body at any of the Corporation’s Subsidiaries, the Chief Executive Officer (or other Officer of the Corporation as designated in writing by the Board) shall be the sole manager of each of the Corporation’s Subsidiaries. Notwithstanding the foregoing, in the event either through a Board determination or through other Necessary Action (including, for the avoidance of doubt, by any board of managers or similar governing body of any Subsidiary of the Corporation), a board of managers or similar governing body is created or approved for any of the Corporation’s Subsidiaries holding or operating under a Facility Clearance, as defined in the in the National Industrial Security Program Operating Manual (the “NISPOM”), then, that board or other similar governing body shall exclude any Board Designee of Highbridge. If the Board so determines to otherwise create or approve a board of directors or similar governing body at any of the Corporation’s Subsidiaries, to the extent requested by an Appointing Person, each of the Securityholders, severally and not jointly, agree with the Corporation, and only the Corporation, to take all Necessary Action to cause the Board Designee designated by such Appointing Person to be designated as members of the board of directors or similar governing body of any of the Corporation’s Subsidiaries with the same proportionate representation of such Appointing Person on such other board or governing body as on the Board. The rights set forth in the preceding sentence shall not apply to Highbridge and the Corporation and each Securityholder shall not honor, any such request from Highbridge for representation on the board of directors or similar governing body of any Subsidiary of the Corporation holding or operating under a Facility Clearance (as defined in the NISPOM). Each of the Securityholders, severally and not jointly, agree with the Corporation, and only the Corporation, to take all Necessary Action to cause any Subsidiary of the Corporation holding or operating under a Facility Clearance (as defined in the NISPOM) to have, and be managed under the direction of, a board of managers or similar governing body.

Section 2.3 Permitted Disclosure. Each Appointing Person Designee is permitted to disclose to the Appointing Person and its Affiliates by which such Appointing Person Designee was designated as a Director, information about the Corporation and its Affiliates that he or she receives as a result of being a Director, subject to his or her fiduciary duties under Delaware law.

Section 2.4 Jones Act Compliance. The Corporation shall review its books and records and third party publicly available information at least quarterly to determine Jones Act Compliance pursuant to the requirements of Applicable Law and the Organizational Documents. If, after making such review, the Corporation determines, in its sole discretion, that conversion of some or all of the outstanding Jones Act Warrants held by Non-U.S. Citizens that are exercisable at the time of such review will not result in (and would not reasonably be expected to result in) ownership and control (i) with respect to all Non-U.S. Citizens in the aggregate, in excess of twenty one percent (21%) of the aggregate outstanding Common Stock after giving effect to such conversion and (ii) with respect to any individual Non-U.S. Citizen, in excess of 4.9% of the aggregate outstanding Common Stock after giving effect to such conversion (collectively, the “Exercise Cap”), the Corporation shall effect in accordance with the Jones Act Warrant Agreement the automatic conversion of such amount of outstanding Jones Act Warrants covered by a Warrant Exercise Notice (as defined in the Jones Act Warrant Agreement) that has not been withdrawn into the total number of shares of Common Stock that the Corporation has so determined, in its sole discretion, may be issued at such time without causing the Exercise Cap to be exceeded or Excess Shares being issued.

ARTICLE III

INFORMATION AND ACCESS

Section 3.1 Information and Access Rights.

(a) Books and Records; Access. The Corporation shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Corporation and each of its Subsidiaries in accordance with GAAP. For so long as an Appointing Person owns at least the Minimum Threshold of Fully Diluted Securities, the Corporation shall, and shall cause its Subsidiaries to, permit such Appointing Person and the Appointing Person Designee’s respective designated representatives, at reasonable times and upon reasonable prior notice to the Corporation, to inspect, review and/or make copies and extracts from the books and records of the Corporation or any of the Corporation’s Subsidiaries and to discuss the affairs, finances and condition of the Corporation or any of the Corporation’s Subsidiaries with the personnel or senior management of the Corporation or the Corporation’s Subsidiaries. For the avoidance of doubt, the rights to Corporation information granted under this Section 3.1(a) shall be permanently terminated if such Appointing Person at any time owns less than the Minimum Threshold of Fully Diluted Securities. Notwithstanding the foregoing, in no event shall the terms of this Section 3.1(a) limit in any way the rights the Securityholders otherwise enjoy under applicable Delaware law.

(b) Sharing of Information. Individuals associated with the Appointing Persons may from time to time serve on the Board (including as Appointing Person Designees) or be observers to the Board or the equivalent governing body of the Corporation’s Subsidiaries. The Corporation, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals: (i) will from time to time receive non-public information concerning the Corporation and its Subsidiaries; and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 3.1(d)) share such information with other individuals associated with the Appointing Persons. The Corporation, on behalf of itself and its Subsidiaries, irrevocably consents to such sharing. Taking into account the common interest and joint defense doctrine as may be applicable that would permit the sharing of potentially privileged information without a resulting waiver, the Corporation shall not be required to disclose any privileged information where such disclosure would result in a waiver of the applicable privilege so long as the Corporation has used its best efforts to enter into an arrangement pursuant to which it may provide such information to the Appointing Persons without the loss of any such privilege and has notified the Appointing Persons that such information has not been provided.

(c) Certain Reports. For so long as an Appointing Person is entitled to designate for nomination a Board Designee, at the request of such Appointing Person, the Corporation shall deliver or cause to be delivered to the Appointing Person, to the extent otherwise prepared by the Corporation: (i) operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Corporation and its Subsidiaries; and (ii) such other reports and information as may be reasonably requested by the Appointing Person.

(d) Confidentiality Obligations. Each Appointing Person shall maintain the confidentiality of any confidential and proprietary information of the Corporation and its Subsidiaries (“Confidential Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except that such Confidential Information may be disclosed (i) by an Appointing Person to its Affiliates and to its and their respective directors, managers, officers, employees, and authorized representatives (including attorneys, accountants, consultants, bankers, and financial advisors of such Appointing Person or its Affiliates) (collectively, “Representatives”) who need to be provided such Confidential Information to assist such Appointing Person in evaluating or reviewing its investment in securities of the Corporation; provided, that each of such Representatives shall be deemed to be bound by the provisions of this Section 3.1(d) and such Appointing Person shall be responsible for any breach of this Section 3.1(d) by its Representatives, (ii) by an Appointing Person to the current or prospective lenders, partners, members, or other investors of such Appointing Person (or any direct or indirect investor in such Appointing Person) or former partners, members, or other investors who retained an economic interest in such Appointing Person (or in such investor) to the extent such disclosure is limited to customary disclosures made in the ordinary course of business by an investment fund to its current, prospective, or former investors or equity holders in respect of investments made thereby, including in connection with the disposition thereof; provided, that such Appointing Person shall be responsible to the Corporation for any breach of such agreement or obligation by any such partner, member, or other investor, (iii) by an Appointing Person to any potential Permitted Transferee that agrees to be bound by the provisions of this Section 3.1(d) or a confidentiality agreement having restrictions substantially similar to this Section 3.1(d), and such Appointing Person shall be responsible for any breach of this provision or such confidentiality agreement by any such Person, (iv) by any Appointing Person or Representative to the extent that the Appointing Person or its Representative has received advice from its counsel that it is legally compelled to do so or is required to do so pursuant to a subpoena or other order from a court of competent jurisdiction or other applicable law, rule, regulation, legal, or judicial process or audit or inquiries by a regulator, bank examiner, or self-regulatory organization (collectively, “Law”); provided, that prior to making such disclosure, the Appointing Person or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information to the extent permitted by Law, including providing prior written notice to and consulting with the Corporation regarding such disclosure and, if reasonably requested by the Corporation, assisting the Corporation, at the Corporation’s expense, in seeking a protective order to prevent the requested disclosure; provided, however, that the Appointing Person or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required, (v) notwithstanding the foregoing clause (iv), by any Appointing Person or Representative, without the requirement to provide notice or take any other action under this Agreement, in connection with any audit or any examination by a regulator, bank examiner, or self-regulatory organization with regulatory oversight over such Appointing Person or Representative; provided, that such audit or examination is not specifically directed primarily at the Corporation, any of its Subsidiaries or the Confidential Information, (vi) by any Appointing Person for any Confidential Information which is publicly available (other than as a result of dissemination by such Appointing Person in breach of this Agreement) or a matter of public knowledge generally or (vii) by any Appointing Person for Confidential Information that was known to such Appointing Person on a non-confidential basis, without, to such Appointing Person’s knowledge, breach of any confidentiality obligations to the Corporation or its Affiliates in respect thereof, prior to its disclosure by the Corporation or its Affiliates.

ARTICLE IV

[RESERVED]

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given (a) when delivered by hand, facsimile or electronic transmission to the party to be notified, (b) one Business Day after deposit with a national overnight delivery service with next-business-day delivery guaranteed, or (c) three Business Days after deposit in the United States mail postage prepaid by certified or registered mail return receipt requested, in each case addressed to the party to be notified at the addresses set forth below such party’s respective signature to this Agreement. Any party to this Agreement may change its address for purposes of notice hereunder by giving ten days’ written notice of such change to the Corporation, in the manner provided in this Section 5.1. Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders.

Any notices, requests, waivers and other communications required or permitted hereunder shall be addressed as follows (or at such other address as may be substituted by notice given as herein provided):

If to the Corporation:

Hornbeck Offshore Services, Inc.

103 Northpark Blvd., Suite 300

Covington, LA 70433

Attention:  James O. Harp, Jr., Executive Vice President and Chief Financial Officer

Email:    james.harp@hornbeckoffshore.com

with a copy to:

Hornbeck Offshore Services, Inc.

103 Northpark Blvd., Suite 300

Covington, LA 70433

Attention:  Samuel A. Giberga, Executive Vice President, General Counsel and

 Chief Compliance Officer & Corporate Secretary

Email:    samuel.giberga@hornbeckoffshore.com

If to any Securityholder, at its address, if any, provided on the signature pages of this Agreement or as otherwise provided in a written notice to the Corporation from such Securityholder.

Section 5.2 Survival; Termination. This Agreement, and the Corporation’s and the Securityholders’ respective rights and obligations hereunder shall remain in effect until the earlier to occur of (i) this Agreement being terminated by agreement of the Corporation and each Appointing Person, and (ii) all Director Designation Rights having terminated pursuant to Section 6.1(b) of the Certificate of Incorporation; provided that the provisions of this Agreement shall survive any such termination to the extent necessary for any Person to enforce any right of such Person that accrued hereunder prior to or on account of such termination. This Agreement shall terminate automatically with respect to any Securityholder when such Securityholder ceases to beneficially own any Corporation Securities; provided that (A) the provisions of this Agreement shall survive any such termination to the extent necessary for any Person to enforce any right of such Person that accrued hereunder prior to or on account of such termination, and (B) this Article V shall survive any such termination and shall terminate as set forth therein.

Section 5.3 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 5.4 Submission to Jurisdiction. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby must be brought in Delaware Chancery Court; provided that if such court does not have jurisdiction then such action, suit or proceeding must be brought in the United States District Court for the District of Delaware. Each party consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such, action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 5.5 Waiver of Jury Trial. Each of the parties to this Agreement hereby agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into this Agreement, that each has already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 5.5 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 5.6 Successors and Assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Corporation Securities or otherwise, except that each Securityholder may assign all or a portion of its rights hereunder to a Permitted Transferee in connection with a Transfer of Corporation Securities by such Securityholder to such Permitted Transferee in compliance with the terms of this Agreement; provided that such Permitted Transferee executes a Joinder Agreement and becomes bound to the provisions of this Agreement and the Certificate of Incorporation. Subject to the rights and restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon the Corporation, each Securityholder, and their respective successors and permitted assigns.

Section 5.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, by electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 5.8 Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction (including any provision hereof that would violate the Jones Act) is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. Upon a determination that any provision of this Agreement is prohibited, unenforceable or not authorized (including any determination that any provision hereof that would violate the Jones Act), the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 5.9 Specific Performance. Each party hereto agrees that irreparable harm would occur to the other parties hereto, for which monetary damages would not be an adequate remedy, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, including if any party hereto fails to take any action required of them hereunder, or threatened to be breached. It is accordingly agreed that, in addition to any and all other rights and remedies that may be available to them at law or equity, the parties hereto shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction or a temporary restraining order, specific performance or other equitable relief from a court of competent jurisdiction (without any requirement to post bond) on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

Section 5.10 No Waivers; Amendments.

(a) No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Corporation or any Securityholder at law or in equity or otherwise.

(b) This Agreement may only be amended, waived or otherwise modified (including restated or supplemented) (whether by merger, consolidation or otherwise) by an instrument in writing executed by at least two Appointing Persons (or by a sole remaining Appointing Person); provided, that no provision of this Agreement shall be amended, waived or otherwise modified (including restated or supplemented) (whether by merger, consolidation or otherwise) (i) (A) in a manner that is disproportionately and materially adverse to any Securityholder (as compared to other Securityholders holding the same class of Corporation Securities), (B) in a manner that would materially and adversely affect the rights of any Securityholder provided in Article III, or (C) in a manner that would impose any Transfer restrictions applicable to any Securityholder, in each case without the prior written consent of such Securityholder so affected or (ii) in a manner that would reduce the threshold for termination set forth in Section 5.2 without the prior written consent of each Appointing Person provided, however, that any Securityholder may waive any or all of its rights hereunder by an instrument in a writing executed by such Securityholder without the consent of any other Person, so long as such waiver does not adversely affect the rights of any other Securityholder in any respect. Notwithstanding the foregoing, Exhibit A may be amended by resolution of the Board. The Corporation shall give prompt written notice to the Securityholders of any amendments, waivers or modifications of the provisions of this Agreement.

Section 5.11 Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are identified as parties in the preamble to this Agreement (“Contracting Parties”). No Person who is not a Contracting Party, including any director, advisory director, board observer, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, advisory director, board observer, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Party Affiliates.

Section 5.12 Action by Appointing Persons.

(a) Any action to be taken or consent or approval to be given by an Appointing Person pursuant to this Agreement shall be deemed taken, consented to or approved upon the affirmative consent or approval by Securityholders comprising such Appointing Person that beneficially own a majority of the Fully Diluted Securities beneficially owned by such Appointing Person.

(b) Any Appointing Person may exercise the rights, and grant any approval or consent, under this Agreement of the other Securityholders comprising such Appointing Person.

Section 5.13 Further Assurances. Each party shall cooperate and shall take such further action and shall execute and deliver such further documents, certificates, instruments, conveyances, and assurances and to take such further actions as may be reasonably requested by any other party hereto in order to carry out the provisions and purposes of this Agreement.

Section 5.14 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to such matters. In the event of any inconsistency or conflict between this Agreement and any other Organizational Document, the Securityholders and the Corporation shall, to the extent permitted by Applicable Law, amend such other Organizational Document to comply with the terms of this Agreement.

Section 5.15 Independent Agreement by the Securityholders. The obligations of each Securityholder hereunder are several and not joint with the obligations of any other Securityholder, and no provision of this Agreement is intended to confer any obligations on any Securityholder vis-à -vis any other Securityholder. Nothing contained herein, and no action taken by any Securityholder pursuant hereto, shall be deemed to constitute the Securityholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Securityholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.

Section 5.16 No Third-Party Beneficiaries. Except for Section 5.10, this Agreement is for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.17 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

CORPORATION:

Hornbeck Offshore Services, Inc.

By:
Name:	James O. Harp, Jr.
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Securityholders Agreement]

SECURITYHOLDERS:

[SECURITYHOLDER]

By:
Name:
Title:

ADDRESS:
[ADDRESS]
[ADDRESS]
Attention: [•]
Email: [•]

With a copy to:

[ADDRESS]
[ADDRESS]
Attention: [•]
Email: [•]

[Signature Page to Securityholders Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of [________ ___, 20__] by the undersigned (the “Transferee”) in accordance with the Amended and Restated Securityholders Agreement of Hornbeck Offshore Services, Inc. (the “Corporation”) dated as of [•], 2024 (as it may be amended, supplemented, restated or modified from time to time, the “Securityholders Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Securityholders Agreement.

The Transferee hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it shall become a party to the Securityholders Agreement and shall be fully bound by and subject to (i) all of the covenants, terms and conditions of the Securityholders Agreement as though an original party thereto and shall be deemed and is hereby admitted as, a Securityholder for all purposes thereof and entitled to all the rights incidental thereto and (ii) the terms and conditions of the Certificate of Incorporation applicable to Securityholders (as defined therein), in each case as of the date first written above.

The Transferee hereby represents and warrants that (i) it is a Permitted Transferee of [the transferring Securityholder] and will be the lawful record owner of [amount and type of Corporation Securities] as of the date hereof, (ii) the Transferee has all requisite power and authority to execute this Joinder Agreement and to perform its obligations under the Securityholders Agreement and (iii) the execution and delivery of this Joinder Agreement and the performance of the Transferee’s obligations under the Securityholders Agreement will not conflict with or constitute a default under any material contract to which the Transferee is a party, constitute a default under the Transferee’s governing documents or conflict with or constitute a violation of any Applicable Law.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first written above and hereby authorizes this signature page to be attached to a counterpart of the Securityholders Agreement.

[TRANSFEREE]

By:
Name:
Title: